Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 15, 2020
Registration Statement Nos. 333-227766, 333-227766-01 and 333-227766-02

Ford Credit Floorplan Master Owner Trust A - FORDF 2020-1 and FORDF 2020-2

Active Joint Leads : Barclays (str), Credit Agricole, and Societe Generale

Passive Leads : BNP Paribas, Lloyds, and TD

Co Managers : Santander, US Bancorp

Selling Groups : Great Pacific Securities, Loop Capital Markets

Anticipated Capital Structure:
CL $AMT(MM) WAL Rtgs (M/F) LAUNCH YLD CPN PRICE

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20-1 A1 1,000.00 2.99 Aaa/AAA IntS+47 0.703% 0.70% 99.99416
20-1 A2 150.000 2.99 Aaa/AAA 1mL+50 1mL + 0.50% 100.00000

20-1 B 68.092 2.99 Aa2/AA IntS+75 0.983% 0.98% 99.99708
20-1 C 60.526 2.99 A1/A IntS+120 1.433% 1.42% 99.97442
20-1 D 45.395 2.99 A3/BBB IntS+190 2.133% 2.12% 99.98964

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20-2 A 750.000 4.99 Aaa/AAA IntS+74 1.069% 1.06% 99.96780
20-2 B 44.408 4.99 Aa2/AA IntS+100 1.329% 1.32% 99.97425
20-2 C 39.474 4.99 A1/A IntS+155 1.879% 1.87% 99.99198
20-2 D 29.605 4.99 A3/BBB RETAINED

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- Transaction Details -
* Ticker : FORDF 2020-1 and 2020-2 Expected Settlement : 09/18/20
* Offered Size : ~$2.158bn Expected Pricing : PRICED
* Registration : SEC Reg First Payment Date : 10/15/20
* Expected Ratings : Moody’s, Fitch Bill & Deliver : Barclays

- Materials -
* Prelim Prospectus : Attached
* Ratings FWP : Attached

* Intex Dealname : FCF20001 / FCF20002 | No Password

* Roadshow URL: https://dealroadshow.com | Entry Code: FORDF202012

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.